August 13, 2025

The Oncology Institute, Inc.
18000 Studebaker Road, Suite 800
Cerritos, California

Re: Shares of Common Stock, par value $0.0001 per share, having an aggregate offering price of up to $15,000,000

To the addressees set forth above:

We have acted as special counsel to The Oncology Institute, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $15,000,000 (the “Shares”). The Shares will be issued pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2025 (Registration No. 333-287848) (as amended, the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the related sales agreement prospectus supplement included in the Registration Statement, as amended by amendment no. 1 to the prospectus supplement dated August 13, 2025 (together with the Base Prospectus, the “Prospectus”), that certain Sales Agreement, dated as of August 13, 2025, by and between the Company and the BTIG, LLC, as sales agent, and that certain Sales Agreement, dated as of August 13, 2025, by and between the Company and B. Riley Securities, Inc., as sales agent (collectively, the “Sales Agreements”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreements, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the Commission on August 13, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP